As filed with the Securities and Exchange Commission on December 1, 2023
Registration No. 333-230599
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PARTNERS BANCORP
(Exact Name of Registrant as Specified in Its Charter)

Maryland	6022	52-1559535
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification Number)
2245 Northwood Drive
Salisbury, Maryland 21801
(410) 548 1100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Andrew Samuel
Chief Executive Officer
LINKBANCORP, Inc.
1250 Camp Hill Bypass
Suite 202
Camp Hill, PA 17011
(855) 569-2265
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	⌧	Smaller reporting company	⌧
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-4 (File No. 333-230599) of Partners Bancorp, a Maryland corporation (the “Registrant”), filed under its former name, Delmar Bancorp, with the U.S. Securities and Exchange Commission (the “Commission”) on March 29, 2019, as amended on May 10, 2019, June 20, 2019 and July 3, 2019 and declared effective by the Commission on July 5, 2019 (the “Registration Statement”).  Pursuant to the Registration Statement, the Registrant registered the issuance of up to 8,180,264 shares of its common stock, $0.01 par value per share (the “Common Stock”), to the shareholders of Virginia Partners Bank, a Virginia chartered commercial bank (“Virginia Partners Bank”) upon the effectiveness of a share exchange with Virginia Partners Bank (the “Share Exchange”).  Upon the consummation of the Share Exchange, effective November 15, 2019, Virginia Partners Bank became a wholly-owned subsidiary of the Registrant.
Effective November 30, 2023, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of February 22, 2023, by and between the Registrant and LINKBANCORP, Inc., a Pennsylvania corporation (“LINK”), the Registrant merged with and into LINK (the “Merger”), with LINK continuing as the surviving corporation, and as successor in interest to the Registrant.
As a result of the Merger, LINK, as successor in interest to the Registrant, terminates any and all offerings of Registrant’s securities and interests pursuant to the Registration Statement and deregisters any and all securities and interests registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and interests.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor by merger to Partners Bancorp) has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, Commonwealth of Pennsylvania, on December 1, 2023.

LINKBANCORP, INC., a Pennsylvania corporation As successor by merger to Partners Bancorp, a Maryland corporation

By:	/s/ Carl Lundblad
Name: Carl Lundblad Title: President
No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.